As filed with the Securities and Exchange Commission on August 13, 2015
Registration Statement No. 333-187885

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT No. 333-187885

Under The Securities Act of 1933

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1747603 (IRS Employer Identification No.)

1 AEC Parkway Richmond Heights, Ohio, 44143-1467 (949) 788-6000
(Address and telephone number of principal executive offices)

Murray Goldfarb Authorized Officer BSREP II Multifamily LLC 5510 Morehouse Drive, Suite 200 San Diego, California 92101
(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Neil Q. Whoriskey Steven L. Wilner Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Deregistration of Securities

Associated Estates Realty Corporation, an Ohio corporation (“AERC” or the “Registrant”), files this Post-Effective Amendment to the following Registration Statement on Form S-3 (the “Registration Statement”): Registration Statement No. 333-187885, registering shares of the Registrant’s Debt Securities, Preferred Stock, Depositary Shares, Common Shares, and Common Share Warrants, which was filed with the Securities and Exchange Commission (“SEC”) on April 12, 2013.

Such Post-Effective Amendment is being filed to deregister any and all securities of the Registrant registered for issuance under the Registration Statement that remain unsold thereunder.

On August 7, 2015, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 22, 2015, as amended by that certain Amendment No. 1, dated August 6, 2015 (the “Merger Agreement”), among AERC, BSREP II Aries Pooling LLC, a Delaware Limited Liability Company (“Parent”), and BSREP II Aries DE Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into AERC with Merger Sub continuing as the surviving corporation and an indirect subsidiary of Parent (the “Merger”). Following the Merger, Merger Sub underwent conversion into BSREP II Multifamily LLC, a Delaware limited liability company.

In connection with the Merger, each issued and outstanding share of AERC’s common stock (such common stock issued and outstanding immediately before the Merger, collectively, “Shares”), other than Shares owned by Parent or any direct or indirect wholly owned subsidiaries of Parent and any Shares of AERC common stock held in the treasury of AERC, were converted into the right to receive $28.75 in cash, without interest thereon and less any required withholding taxes. Accordingly, AERC has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with undertakings made by AERC in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, AERC hereby removes from registration any securities registered but unsold under the Registration Statement, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of August, 2015.

BSREP II MULTIFAMILY LLC (as successor by merger to Associated Estates Realty Corporation)

By: FFI BSREP II GP LLC, its non-member manager

By: /s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Authorized Officer